Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is effective as of August 1, 2016 (the “Effective Date”) between Constellation Brands Canada, Inc. (“Constellation”), and John Ashforth (Jay) Wright (“Executive”).

Executive is party to an employment agreement dated November 19, 2010 with Constellation Brands, Inc. (the “Original Agreement”).

Executive has contributed substantially to the growth and success of Constellation Brands, Inc. and the parties wish him to become Chief Executive Officer of Constellation. Accordingly, Constellation desires to retain Executive’s services as set forth in the Agreement and to provide the necessary consideration to assure such services.

Constellation and Executive therefore agree as follows:

1.    Employment. Constellation hereby employs Executive as its Chief Executive Officer. Executive hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with his position, to abide by the terms and conditions described in this Agreement and to devote his full working time and best efforts to Constellation and its affiliates. These obligations shall not restrict Executive from engaging in customary activities as a director or trustee of other business or not-for-profit organizations so long as such activities, in the reasonable opinion of Constellation or its Board of Directors, do not materially interfere with the performance of Executive’s responsibilities under this Agreement or create a real or apparent conflict of interests.

2.    Term. The term of this Agreement shall commence on the Effective Date and shall expire on the one-year anniversary of the Effective Date, provided that on the one-year anniversary of the Effective Date, and on each subsequent anniversary thereof, the term shall automatically be extended by the parties for an additional one-year period, until Constellation gives Executive notice, not less than 180 days prior to an anniversary of the Effective Date, of a decision not to extend the Agreement for an additional one-year period.

3.    Compensation. During the term of Executive’s employment following the Effective Date, Constellation shall pay him a base salary at the rate of CAD $700,000 per annum or such greater amount as the Human Resources Committee of the Board shall determine (“Base Salary”). Such Base Salary shall be payable in accordance with Constellation’s standard payroll practices for senior executives. Constellation may pay Executive a bonus in such amount and at such time or times as the Human Resources Committee of the Board shall determine.

4.    Reimbursement for Expenses/Benefits. Executive shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Constellation. Constellation shall reimburse Executive for such expenses from time to time, at

Executive’s request, and Executive shall account to Constellation for such expenses. Executive shall participate in such benefit plans that are generally made available to all executives of Constellation.

5.    Definitions.

“Board” or “Board of Directors” means the Board of Directors of Constellation Brands Canada, Inc.

“ESA” means the Employment Standards Act, 2000 (Ontario), as amended.

“For Cause Termination” means Constellation terminates Executive for (1) any intentional, non-incidental misappropriation of funds or property of Constellation by Executive; (2) unreasonable (and persistent) neglect or refusal by Executive to perform his duties as provided in Section 1 hereof and which he does not remedy within thirty days after receipt of written notice from Constellation; (3) the material breach by Executive of any provision of Sections 8 or 9 which he does not remedy within thirty days after receipt of written notice from Constellation; or (4) conviction of Executive of an indictable offence.

“Good Reason Termination” means Executive terminates his employment under this Agreement for “good reason” upon 30 days’ notice to Constellation given within 90 days following the occurrence of any of the following events without his consent, each of which shall constitute a “good reason” for such termination; provided that the following events shall not constitute “good reason” if the event is remedied by Constellation within 30 days after receipt of notice given by Executive to Constellation specifying the event:

(a)    Constellation acts to materially reduce Executive’s employment band or materially reduce Executive’s duties and responsibilities;

(b)    Constellation materially reduces the amount of Executive’s Base Salary; or

(c)    Constellation materially breaches this Agreement.

“Termination Date” means the last day of Executive’s employment with Constellation.

6.    Consequence of Termination or Expiration of Agreement. If (i) Executive voluntarily ceases employment with Constellation and its affiliates, quits or terminates this Agreement for any reason other than a Good Reason Termination, or (ii) Constellation terminates the employment of Executive in a For Cause Termination, then Executive’s rights and Constellation’s obligations hereunder shall forthwith terminate except that Executive shall be paid, as soon as administratively practicable after the Termination Date, all earned but unpaid base salary, accrued but unpaid vacation and accrued but unreimbursed expenses required to be reimbursed under this Agreement, and shall be provided with any other entitlements required under the ESA, if any.

If Executive’s employment with Constellation and its affiliates terminates on the date that this Agreement expires or if, during the term of this Agreement, Executive’s employment with Constellation and its affiliates is terminated (i) by Executive for a Good Reason Termination or (ii) by Constellation for any reason other than a For Cause Termination, then Executive shall be entitled to the following (which shall be in full and complete satisfaction of all of Constellation’s obligations under this Agreement):

(a)    Constellation shall pay to Executive all earned but unpaid Base Salary, accrued but unpaid vacation and accrued but unreimbursed expenses required to be reimbursed under this Agreement; and

(b)    Constellation shall pay to Executive a cash amount equal to two (2) times his Base Salary as in effect on the Termination Date plus two (2) times his Previous Bonus (as defined below). For purposes of this Agreement, “Previous Bonus” shall equal the average annual cash bonus paid to Executive over the three most recently completed fiscal years, whether under Constellation Brands, Inc.’s Annual Management Incentive Plan or as part of another annual cash bonus program; and

(c)    Commencing on the day following the end of the benefit continuation described in Section 6(e) below and until the end of the 24th month following the Termination Date, Constellation shall pay Executive an amount equal to the monthly cost of Executive’s medical and dental coverage as of the Termination Date taking into account both Constellation’s and Executive’s cost for such coverage; provided that the first payment shall not be made until the first business day occurring on or after the forty-fifth (45th) day following the Termination Date and the payment on that date shall include all payments that would otherwise have been paid absent this forty-five (45) day delay; and

(d)    For the eighteen (18) month period commencing on the first business day occurring on or after the forty-fifth (45th) day after the Termination Date, Constellation shall provide Executive with reasonable outplacement services; and

(e)    Constellation shall provide Executive with benefit coverage for the minimum statutory notice period required under the ESA; and

(f)    Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of compensation earned as a result of Executive’s employment with another employer subsequent to the Executive’s termination with Constellation and its affiliates.

7.    Timing of Payments

All payments under Section 6(a) shall be due and payable, as soon as administratively practicable after the Termination Date. All payments under Section 6(b) shall be due and payable in a single lump sum amount on the first business day occurring on or after the forty-fifth (45th) day after the Termination Date. Payments or benefits set forth in Sections 6(c)-(d) shall be paid or provided at such times set forth therein. Notwithstanding any provision in this Agreement to the contrary, no amounts or benefits under Sections 6(b)-(d) which exceed the minimum requirements of the ESA shall be paid to Executive hereunder unless Executive signs and executes a release substantially in the form attached hereto as Exhibit A and such release becomes effective following execution. Executive acknowledges that the payments and other benefits provided under Section 6 supersede and replace any and all rights to reasonable notice of termination that Executive might otherwise be entitled to at common law and Executive expressly waives all rights to such notice. Executive agrees that the payments and entitlements include all amounts owing for termination and/or severance pay under any contract, statute (including without limitation the ESA), common law or otherwise.

8.    Restrictive Covenant.

(a)    Executive agrees that (i) during the period of his employment hereunder and (ii) provided that Executive is entitled to the payment under Section 6(b) or is terminated due to a For Cause Termination, for a period of twelve (12) months after he ceases employment, he will not, without the written consent of Constellation, seek or obtain a position with a Competitor (as defined below) in which Executive will use or is likely to use any confidential information or trade secrets of Constellation or any affiliate of Constellation, or in which Executive has duties for such Competitor that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by Executive for Constellation or any affiliate of Constellation. The parties agree that Executive may continue service on any boards of directors on which he is serving while employed by Constellation or its affiliates. If Executive’s employment is terminated by Executive for a Good Reason Termination or by Constellation for any reason other than a For Cause Termination, then Constellation will not unreasonably withhold such consent provided Constellation receives information and assurances, satisfactory to Constellation, regarding Executive’s new position.

(b)    Executive understands and agrees that the relationship between Constellation and its affiliates and each of their respective employees constitutes a valuable asset of Constellation and its affiliates and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that (i) during the period of his employment hereunder and (ii) for a period of twelve months (12) months after he ceases employment, Executive shall not directly or indirectly, on his own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Constellation or any affiliate of Constellation or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c)    For the purposes of this Section 8, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Constellation or any affiliate of Constellation including, but not limited to manufacturing, importing, exporting, distributing or selling wine in the United States or Canada. “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.

(d)    Executive agrees that, due to his position of trust and confidence, the restrictions contained in this Section 8 are reasonable, and the benefits conferred on him in this Agreement, including his compensation, are adequate consideration, and, since the nature of Constellation’s and its affiliates’ collective business is international in scope, the geographic restriction herein is reasonable.

(e)    Executive acknowledges that a breach of this Section 8 will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, he acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and Constellation shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security.

(f)    In the event of Executive’s breach of this Section 8, in addition to the injunctive relief described above, Constellation’s remedy shall include (i) the right to require Executive to account for and pay over to Constellation all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the restrictive covenants in this Section 8, and (ii) in the case of a breach during the term of Executive’s employment hereunder, the termination of all compensation otherwise payable to Executive under Sections 3 and 4 with respect to the period of time after such breach, or (iii) in the case of a breach during the period described in Section 8(a)(ii) or 8(b)(ii) above, the forfeiture to Constellation of any payment made under Sections 6(b) herein.

(g)     In the event that any provision of this Section 8 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section 8 enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

9.    Trade Secrets and Confidential Information. Executive agrees that unless duly authorized in writing by Constellation, he will neither during his employment by Constellation or its affiliates nor at any time thereafter divulge or use in connection with any business activity other than that of Constellation or its affiliates any trade secrets or confidential information first acquired by him during and by virtue of his employment with Constellation or its affiliates.

10.    Indemnification. Constellation and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by applicable law and the Certificate of Incorporation and By-Laws of Constellation as in effect on the date of this Agreement with respect to any claims that may be brought against Executive arising out of any action taken or not taken by Executive in his capacity as an employee, officer or director of Constellation. In addition, Constellation will advance to Executive reasonable legal fees and expenses, as such fees and expenses are incurred by Executive, to the fullest extent permitted by law, subject only to any requirements as are imposed by law. Executive shall not unreasonably withhold his consent to the settlement of any claim for monetary damages for which Executive is entitled to full indemnification hereunder. Executive shall be covered, in respect of his activities as an officer or director of Constellation, by any Directors and Officers liability policy or other similar policies maintained or obtained by Constellation or any of its successors and/or assigns to the fullest extent permitted by such policies. Notwithstanding anything to the contrary contained in this Agreement, Executive’s rights under this Section 10 shall survive the Termination Date and the expiration or termination of this Agreement and shall continue without limit for so long as Executive may be subject to any claims covered by this Section 10. No amendment to the Certificate of Incorporation or By-Laws of Constellation after the date of this Agreement will affect or impair Executive’s rights under this Section 10 even with respect to any action taken or not taken by Executive after the effective date of any such amendment.

11.    Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

12.    Transferability. The rights, benefits and obligations of Constellation under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Constellation” is used in this Agreement, such term shall mean and include Constellation Brands Canada, Inc. and its successors and assigns. The rights and benefits of Executive under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution and the terms of any Constellation compensation or benefit plan.

13.    Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

14.    Amendment; Waiver. This Agreement contains the entire agreement of the parties with respect to the employment of Executive by Constellation and/or its affiliates and upon execution of this Agreement supersedes any previous agreement with Constellation and/or its affiliates (including without limitation the Original Agreement). No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

15.    Currency and Tax Withholding. All payments hereunder shall be in Canadian currency. Constellation may withhold from any payments due to Executive hereunder such amounts as Constellation may determine are required to be withheld under applicable federal, provincial and local tax laws. To the extent that there are no cash payments to withhold upon, Executive shall promptly remit to Constellation cash payments that are sufficient to cover all applicable withholdings.

16.    Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the dates set forth below.

CONSTELLATION BRANDS CANADA, INC.

Date:	8 June 2016	By:	/s/ Donald Dychuck
		Name:	Donald Dychuck
		Title:	Chief Financial Officer

Date:	14 June 2016	/s/ John A. Wright
John Ashforth Wright

Exhibit A

FULL AND FINAL RELEASE OF CLAIMS

1.    In consideration of the payments provided for in Sections 6(b)-(d) of the Executive Employment Agreement (hereinafter referred to as the “Employment Agreement”) between CONSTELLATION BRANDS CANADA, INC. and JOHN ASHFORTH (JAY) WRIGHT (hereinafter referred to as “Executive”), which is attached hereto and forms a part of this Full and Final Release of Claims, which exceed the minimum requirements of the Employment Standards Act, 2000 (Ontario), on behalf of himself, his heirs, administrators and assigns, Executive hereby releases and forever discharges Constellation Brands Canada, Inc., Constellation Brands, Inc., their subsidiaries and affiliates and each of their respective officers, directors, employees, servants and agents, and their successors and assigns, (hereinafter collectively referred to as “Constellation Released Parties”) jointly and severally from any and all actions, causes of action, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, attorneys’ fees, interest, loss or injury of every nature and kind whatsoever arising under any federal, provincial, or local law, or the common law, which Executive may heretofore have had, may now have or may hereinafter have in any way relating to any matter, including but not limited to, any matter related to Executive’s employment by Constellation Released Parties and the termination of that employment; provided, however, nothing in this Full and Final Release of Claims shall release (i) Executive’s right to receive the payments or benefits provided for in Sections 6(b)-(d) of the Employment Agreement, (ii) Executive’s vested benefits under any pension plans or rights under any existing stock options held by Executive, or (iii) any right to indemnification or advancement of expenses pursuant to Section 10 of the Employment Agreement or the Certificate of Incorporation or By-laws of Constellation Brands Canada, Inc. (the items in the foregoing clauses (i) through (iii) are hereinafter referred to as the “Preserved Rights”). Executive also agrees not to make any claim or take any proceedings in respect of the claims released against any person, corporation or other entity who or which might claim contribution or indemnity from any of the Constellation Released Parties.

a.    This Full and Final Release of Claims covers, without limitation, any claims of discrimination, unlawful retaliation or harassment, or denial of rights, on the basis of any protected status, characteristic or activity, including, but not limited to, sex, disability, handicap, race, color, creed, national origin, ancestry, place of origin, ethnic origin, citizenship, sexual orientation, gender identity, gender expression, record of offences, family status, marital status, or age (including, without limitation, any right or claim arising under the Human Rights Code (Ontario)), need for a leave of absence, or complaint about discrimination, harassment, or other matter, arising under any provincial, federal, or local law (whether statutory or common law), regulation or ordinance which may be applicable to his employment by Constellation Released Parties. This Full and Final Release of Claims also covers, without limitation, any claims of wrongful termination, breach of express or implied contract, breach of implied covenant of good

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faith and fair dealing, violation of public policy, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud or negligent misrepresentation, intentional or negligent interference with contractual relations, and any other common law tort. Except to the extent that they constitute Preserved Rights, this Full and Final Release of Claims also covers any claims for severance pay, notice of termination, pay in lieu of notice, bonus, incentive compensation, variable compensation, overtime, overtime pay, stock, stock options, equity, perquisites, pension, life insurance, health and medical insurance, disability benefits, or any other fringe benefit, and claims related to any other transaction, occurrence, act, or omission or any loss, damage or injury whatsoever, known or unknown, resulting from any act or omission by or on the part of Constellation Released Parties, or any of them, committed or omitted prior to the date of this Full and Final Release of Claims (including without limitation any claim under employment standards legislation (including without limitation the Employment Standards Act, 2000 (Ontario)), human rights legislation (including without limitation the Human Rights Code (Ontario)), or similar legislation (including without limitation the Occupational Health and Safety Act (Ontario) and the Accessibility for Ontarians with Disabilities Act (Ontario)). Executive also acknowledges that the monies paid to him include any severance pay and notice pay to which he may be entitled under any employment standards legislation (including without limitation the Employment Standards Act, 2000 (Ontario)).

b.    Executive understands and agrees that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of the Constellation Released Parties.

c.    In the event that Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Constellation Released Parties for or by reason of any cause, matter or thing other than a Preserved Right, this document may be raised as a complete bar to any such claim, demand or action.

2.     By signing this Full and Final Release of Claims, Executive acknowledges that:

a.    He has been afforded a reasonable and sufficient period of time to review, and deliberate thereon, and has been specifically urged by Constellation Released Parties to consult with legal counsel or a representative of his choice before signing this Full and Final Release of Claims and that he has had a fair opportunity to do so; and

b.    He has carefully read and understands the terms of this Full and Final Release of Claims; and

c.    He has signed this Full and Final Release of Claims freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences, and of the rights and claims relinquished, surrendered, released and discharged hereunder; and

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d.    He acknowledges he is not entitled to the consideration described above in the absence of signing this Full and Final Release of Claims; and

e.    The consideration which he is receiving in exchange for his release of claims is of value to him; and

f.    The only consideration for signing this Full and Final Release of Claims are the terms stated herein, and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this Full and Final Release of Claims; and

g.    He was offered a minimum period of 14 days after his receipt of this Full and Final Release of Claims to review and consider it and for deliberation thereon, and, to the extent he has elected to sign it prior to the expiration of the 14-day period, he does so voluntarily on his own initiative without any inducement or encouragement on the part of the Constellation Released Parties to do so.

IN WITNESS WHEREOF, Executive has hereunto executed this Full and Final Release of Claims by affixing his hand this ____ day of ____________________, 20__ in the presence of the witness whose signature is subscribed below.

_________________________________
John Ashforth Wright

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

IN WITNESS WHEREOF, _________________ has hereunto executed this Full and Final Release of Claims on behalf of Constellation Brands, Inc., its subsidiaries, affiliates, by affixing [his/her] hand this ____ day of ____________________, 20__ in the presence of the witness whose signature is subscribed below.

______________________________
[Name]
[Title]

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

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